Exhibit 99

Genesis Bioventures Announces United States Patent Granted

For Mad Cow Disease Rapid Test

New York, NY, May 24, 2006 – Genesis Bioventures, Inc. (GBI) (OTCBB:GBIW) today announced that the US Patent and Trademark Office has granted a patent for the Rapid Prion Detection Assay technology developed by Prion Developmental Laboratories (PDL), a portfolio company of GBI.

“This is a very positive development for our portfolio company and for the industry. The speed of this rapid assay provides a strategic testing alternative for beef producers throughout the world that can enable a broader spectrum of food safety testing while containing costs to consumers and processors,” said Douglas C. Lane, CEO and President of GBI. “Grant of this patent to PDL, combined with the recent developments in the BSE and Scrapie assays, will accelerate our commercialization efforts to bring these products to market throughout the world.”

“We are very pleased that the United States Patent Office granted this patent to us,” said Dr. Robert B. Petersen, CEO of PDL. “We improved the BSE and Scrapie Rapid Assay performance and achieved 100% sensitivity and 100% specificity in a recent trial on confirmed positive and negative samples at the Veterinary Laboratory Agency in Weybridge, UK. The data gathered were used in our application submitted to the USDA on April 14, 2006 for product approval.”

“Genesis Bioventures is very pleased to have Dr. Petersen and Dr. Rubenstein leading the scientific and product development for PDL. These are two gifted, accomplished and dedicated scientists who are to be recognized for their outstanding scientific and technical accomplishments to bring these assays to the international community,” said Mr. Lane. “The 100% sensitivity and 100% specificity accomplishment they recently achieved ranks these tests with the top performing approved assays globally. The speed of producing positive or negative results with the Rapid Assay creates a test performance benefit that other testing products cannot claim.”

Further to a Notice of Allowance issued by the US Patent and Trademark Office in January of this year, PDL was granted Patent number 7,045,297 “Rapid Prion Detection Assay” on May 16, 2006. The PDL assays are easy-to-use strip tests that provide accurate results in less than an hour. The assays are intended for use at the slaughterhouse level, feasibly testing every animal before it enters the food chain.

The patent for the Rapid Prion-Detection Assay protects this method of testing for all transmissible spongiform encephalopathies (TSEs) in animals and humans. TSEs are fatal neurological diseases, including Mad Cow disease (BSE), Scrapie in sheep, and Chronic Wasting disease (CWD) in deer and elk.

About Prion Developmental Laboratories

Prion Developmental Laboratories, Inc. (PDL) produces tests for Transmissible Spongiform Encephalopathies (TSE’s) such as Bovine Spongiform Encephalopathy (BSE or ‘Mad Cow”) in cattle, Scrapie in sheep and goats, and Chronic Wasting disease (CWD) in deer. Formed in 2001, PDL has developed a number of rapid tests which are manufactured on-site. PDL received USDA approval for its CWD assay in 2004 and recently submitted applications for its BSE and scrapie assays for USDA approval.

Approval of the original CWD Rapid test demonstrated the suitability of this platform for all TSE testing. Genesis Bioventures, Inc. has a significant investment in PDL.

About Genesis Bioventures, Inc.

Genesis Bioventures, Inc. is a biomedical development corporation focusing on the development and marketing of novel diagnostics and therapeutics in oncology and neurodegenerative diseases.

This press release may contain statements that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “establish,” “project” and similar expressions identify forward-looking statements, which generally are not historical in nature.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Genesis’ historical experience and its present expectations or projections. These risks include, but are not limited to: actual use of the Rapid Prion Detection assays in slaughterhouses; actual commercialization of assays for transmissible spongiform encephalopathies in animals and humans; GBI’s ability to transition its corporate restructuring; to generate revenues and net income; ability to obtain personnel and directors familiar with investment, biotechnology, and pharmaceutical industries; commercialization of products through Prion Developmental Laboratories; our ability to become an industry leader; changes in economic conditions; the competitive environment within the biomedical industry; GBI’s ability to capture market share; the effectiveness of GBI’s advertising and marketing programs; ability to raise additional capital; ability to achieve earnings goals; regulatory and legal changes; ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in GBI’s filings with the SEC, including the Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

GBI Investor Relations: (604) 542-0820, gbi@gnsbio.com, www.gnsbio.com

Experigen: (310) 443-4100, info@experigen.com, www.experigen.com